EXHIBIT 99.01


                               THE AES CORPORATION
                       2001 NON-OFFICER STOCK OPTION PLAN

                                   ARTICLE 1
                                     PURPOSE

         The AES Corporation desires to encourage and promote the growth and prosperity of the Company by allowing certain employees of the Company and its Affiliates to continue to share in the stock ownership of the Company pursuant to The AES Corporation 2001 Non-Officer Stock Option Plan.

                                   ARTICLE 2
                                   DEFINITIONS

Section 2.01 . Definitions. Whenever used in this Plan, the words and phrases set forth below shall have the following meanings:

     (a) "Affiliates" shall mean, with respect to any entity, those entities directly or indirectly controlling, controlled by, or under common control with the Company; provided that no securityholder of the Company shall be deemed an "Affiliate" of any other securityholder of the Company solely by reason of any investment in the Company; and provided further that "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), when used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

     (b) "Board of Directors" shall mean the Board of Directors of the Company.

     (c) "Change of Control" shall mean the first to occur of:

          (i) an individual, corporation, partnership, group, associate or other entity or "person", as such term is defined in Section 14(d) of the Exchange Act of 1934, other than the Company or any employee benefit plan(s) sponsored by the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors;

          (ii) individuals who constitute the Board of Directors on the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided that any Approved Director


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     (as hereinafter defined) shall be, for purposes of this subsection (ii), considered as though such person were a member of the Incumbent Board. An "Approved Director", for purposes of this subsection (ii), shall mean any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee of the Company for director), but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or "person" other than the Board of Directors; or

          (iii) the approval by the stockholders of the Company of a plan or agreement providing for a merger or consolidation of the Company other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or for a sale, exchange or other disposition of all or substantially all of the assets of the Company. If any of the events enumerated in this subsection (iii) occurs, the Committee shall determine the effective date of the Change of Control resulting therefrom for purposes of this Plan.

     (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (e) "Committee" shall mean a committee of the Board designated by the Board of Directors to administer this Plan. Unless otherwise determined by the Board of Directors, the Compensation Committee of the Board of Directors shall be the Committee under this Plan.

     (f) "Company" shall mean The AES Corporation, a Delaware corporation, or its successor.

     (g) "Effective Date" shall mean October 25, 2001.

     (h) "employ" or "employment" shall mean the absence of any interruption or termination of employment by the Company or an Affiliate. Employment shall not be considered interrupted in the case of transfers between payroll locations of the Company and/or an Affiliate or in the case of such leave or any other leave of absence approved by the Company.


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     (i) "Employee" shall mean any person who is a common law employee of the
Company or an Affiliate.

     (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (k) "Incentive Stock Option" shall mean an Option granted under Article 5, which is designated by the Board of Directors as an Incentive Stock Option.

     (l) "NYSE" shall mean the New York Stock Exchange, Inc.

     (m) "Nonqualified Option" shall mean an option granted under Article 5, which is designated by the Board of Directors as a Nonqualified Option.

     (n) "Option" shall mean the right to purchase stock granted to a Participant under this Plan.

     (o) "Optionee" shall mean any person who has the right to purchase stock pursuant to an Option granted under this Plan.

     (p) "Participant" shall mean an Employee who is granted an Option under the Plan; provided, however, that the Employee is not (a) any officer of the Company or of a subsidiary of the Company whose office or duties subject him to the reporting, "short swing" transaction and other provisions of Section 16 of the Exchange Act, (b) a director of the Company or (c) a beneficial owner of more than 10% of the Stock or of any other class of equity security of the Company registered under Section 12 of the Exchange Act.

     (q) "Plan" shall mean The AES Corporation 2001 Non-Officer Stock Option
Plan.

     (r) "Securities Act" shall mean the Securities Act of 1933, as amended.

     (s) "Stock" shall mean the Common Stock of the Company, par value $.01 per share.

     (t) "Stock Option Administrator" shall mean one or more persons, who may be employees of the Company and/or Optionees, who is or are selected by the Company from time to time to be responsible for the day-to-day operations of this Plan.

     (u) "Substitute Option" shall mean an Option granted in assumption of, or in substitution for, an outstanding option previously granted by a company acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.


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     Section 2.02. Word Usage. Wherever used in this Plan, any word denoting the masculine shall include the feminine, and any word denoting the plural shall include the singular and vice versa unless the context indicates otherwise. As used in this Plan, the words "herein," "hereafter," or "hereunder," or any other compound of the words "here" shall refer to this Plan in its entirety and not to any subpart, unless the context indicates otherwise. Any reference in this Plan to a statute or a provision of a statute shall include any successor statute or provision thereto and any regulations promulgated thereunder.


                                   ARTICLE 3
                                  THE COMMITTEE

     Section 3.01. The Committee. This Plan shall be administered by the Committee. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. No member or alternate member of the Committee shall be eligible, while a member or alternate member, for participation in this Plan. The Committee, subject to the provisions of this Plan and subject to such restrictions as the Board of Directors may make from time to time, shall have authority to prescribe, amend and rescind rules and regulations relating to this Plan, to construe all Plan provisions and to determine any and all questions arising under this Plan. The Committee shall determine the manner, timing and amount of any Options granted pursuant to this Plan. The determination of the Committee shall be binding and conclusive on all persons.

     Section 3.02. Action by Committee. A majority of the members of the Committee constitute a quorum for the transaction of business. Any determination or action of the Committee may be made or taken by a majority of the members of the Committee present (either in person or by telephone) at any meeting of the Committee, or without a meeting by resolution or instrument in writing signed by a majority of the members of the Committee.

     Section 3.03. Delegation of Powers. The Committee may delegate its powers set forth in Section 3.01 and Section 4.01 to each of the Chairman of the Board of Directors and the President of the Company in respect of determinations of Options to be granted to Participants; provided, however, that any such delegation shall conform with the requirements of the General Corporation Law of the State of Delaware.


                                   ARTICLE 4
                                   ELIGIBILITY

     Section 4.01. Eligibility. (a) All Participants shall be eligible to receive an Option. The Committee shall determine which Participants shall


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receive an Option. In making this determination, the Committee may take into account the nature and length of service rendered by the Participant, his or her past, present and potential contributions to the success of the Company and such other factors that the Committee, in its sole discretion, shall deem relevant.

     (b) Holders of options granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Options under this Plan.


                                   ARTICLE 5
                                GRANT OF OPTIONS

     Section 5.01. Grant of Options. Each Incentive Stock Option and Nonqualified Option shall be in writing and shall specify the number of shares of Stock which may be purchased pursuant to the Option, the purchase price, the period during which the Option may be exercised and other conditions, if any, under which the Option has been granted. Unless the Committee shall determine otherwise, such writing shall also provide for any vesting of the Option. Without limiting the generality of the foregoing, unless specifically provided to the contrary in an award or other instrument evidencing an Option, upon a Change of Control, all Options shall become fully vested and exercisable.

     Section 5.02. Limitations on Incentive Stock Options. The terms of any Incentive Stock Option shall comply in all respects with the provisions of
Section 422 of the Code.

     Section 5.03. Maximum Shares Authorized Under This Plan. (a) The total number of shares of Stock for which Options can be granted pursuant to this Plan shall be 12,000,000 shares, subject to adjustment as provided in Article 7. The Company shall reserve, either from authorized but heretofore unissued Stock or from Stock reacquired by the Company and held in its treasury, the full number of shares of Stock necessary to satisfy all Options that may be granted under this Plan.

     (b) Subject to adjustment as provided in Article 7, no Participant may receive Options in any calendar year that relate to more than one million shares of Stock.

     (c) Any shares of Stock underlying a Substitute Option shall not be counted against the shares of Stock available for Options under this Plan.


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                                   ARTICLE 6
                               EXERCISE OF OPTIONS

     Section 6.01. Procedure for Exercising Options. (a) Any Option may be exercised at any time during the period commencing with either the date the Option is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the Option. An Optionee may exercise his Option for all or part of the number of shares of Stock which he is eligible to exercise under the terms of the Option.

     (b) The exercise of an Option shall be effective only upon delivery to the Stock Option Administrator of (i) written notice of such exercise in the form prescribed by the Committee and (ii) payment of the full purchase price of shares of stock in respect of which notice of exercise is given. The notice shall specify the number of shares to be exercised and shall be signed by the Optionee. The full purchase price of the shares of Stock as to which an Option is exercised shall be paid to the Company in full, or adequate provision for such payment made, at the time of exercise at the election of the Optionee in cash. Notwithstanding the foregoing, if shares of Stock are listed on the NYSE or on any national securities exchange, the requirement of the payment in cash will be deemed satisfied if the Optionee makes arrangements that are satisfactory to the Company with a broker that is satisfactory to the Company to sell a sufficient number of shares of Stock which are being purchased pursuant to the exercise, so that the net proceeds of the sale transaction will at least equal the amount of the aggregate purchase price of such shares plus any amounts required to be withheld, and pursuant to which the broker undertakes to deliver to the Company such amount not later than the date on which the sale transaction will settle in the ordinary course of business.

     Section 6.02. Issuance of Shares. Until such time as the issuance of shares of Stock in the name of the Optionee is registered on the stockholders ledger of the Company, the Optionee shall have no rights of a stockholder of the Company, including without limitation the right to vote any such shares or to receive any dividends which are attributable to such shares.

     Section 6.03. Disability. Unless the Committee shall determine otherwise, in the event an Optionee becomes "permanently and totally disabled" (as defined in Section 22(e)(3) of the Code) while in the continuous employment of the Company or an Affiliate, all Options held by such Optionee shall become fully vested and exercisable and shall expire on the earlier of (a) the date the Option would have expired had the Optionee continued in such employment and (b) one (1) year after the date such employment ceases because of such disability.

     Section 6.04. Death. Unless the Committee shall determine otherwise, in the event of the death of an Optionee while in the continuous employment of the Company or an Affiliate, all Options held by such Optionee shall become fully vested and exercisable and shall automatically expire on the earlier of (a) the date the Option would have expired had the Optionee continued in such employment


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and (b) one (1) year after such death. Any such Option may be exercised by the personal representative of the deceased Optionee's estate or by the person or persons to whom his rights under such Option have passed either by will or by the laws of descent and distribution. Any such Option is exercisable in the same manner and subject to the same conditions (other than the expiration date) which would have applied if the Optionee had exercised such Option before he died.

     Section 6.05. Incapacity. Unless the Committee shall determine otherwise, in the event that an Optionee is adjudged to be mentally incompetent while in the continuous employment of Company or an Affiliate or during a period of permanent and total disability which commenced while in such employment, the Optionee's guardian, conservator or legal representative shall have the right to exercise on behalf of the Optionee any Options granted to the Optionee.

     Section 6.06. Termination of Employment. Unless the Committee shall determine otherwise, in the event that an Optionee's employment with the Company or an Affiliate terminates for any reason other than the death or disability of such Optionee, all Options held by such Optionee shall automatically expire on the earlier of (a) the date the Option would have expired had the Optionee continued in such employment and (b) one hundred and eighty (180) days after the date that such Optionee's employment ceases, except that any Incentive Stock Option shall automatically expire on the earlier of clause (a) above and three
(3) months after the date that such Optionee's employment with the Company or an Affiliate ceases.

     Section 6.07. Transfer of Options. Except to the extent that an Option may be transferred by will or by the laws of descent and distribution as provided for in Section 6.04, no Option granted under this Plan shall be sold, assigned, transferred, conveyed, pledged or otherwise disposed of by the Optionee or by any other person having or claiming to have any rights thereto or therein, and no Option shall be subject to bankruptcy proceedings, claims of creditors, attachment, garnishment, execution, levy or other legal process against the Optionee or any such other person or their property.


                                   ARTICLE 7
          ADJUSTMENTS UPON RECAPITALIZATIONS AND OTHER CORPORATE EVENTS

     Section 7.01. Recapitalizations. In the event of any stock split, reverse stock split, stock dividend or other subdivision or combination of the Stock or other securities of the Company, the following shall be adjusted proportionately:

     (a) the number of shares of Stock (or number and kind of other securities or property) with respect to which Options may thereafter be granted, including the aggregate and individual limits specified in Section 5.03;


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     (b) the number of shares of Stock or such other securities (or number and kind of other securities or property) subject to outstanding Options; and

     (c) the grant, purchase or exercise price with respect to any Option; provided, however, that the number of shares subject to any Option shall always be a whole number.

     Section 7.02. Other Corporate Events. In the event of any merger, consolidation, split-up, spin-off, combination or exchange of shares or other recapitalization or change in capitalization or other similar corporate transaction or event that affects the Stock or other securities of the Company (other than any corporate event described in Section 7.01 or Section 7.03) and the Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Committee shall, in such manner as it may deem equitable, adjust any or all of:

     (a) the number of shares of Stock (or number and kind of other securities or property) with respect to which Options may thereafter be granted, including the aggregate and individual limits specified in Section 5.03;

     (b) the number of shares of Stock or such other securities (or number and kind of other securities or property) subject to outstanding Options; and

     (c) the grant, purchase or exercise price with respect to any Option; if deemed appropriate, the Committee may make provision for a cash payment to an Optionee; provided, however, that the number of shares subject to any Option shall always be a whole number.

     Section 7.03. Termination Upon Liquidation. A liquidation or dissolution of the Company shall cause all Options, to the extent not previously exercised, to terminate, unless the plan or agreement of liquidation or dissolution provides otherwise.


                                   ARTICLE 8
                                  MISCELLANEOUS

     Section 8.01. Amendment and Termination of This Plan and Any Options. (a) This Plan shall terminate no later than October 25, 2011. Notwithstanding the immediately preceding sentence, the Company reserves the right, by action of its Board of Directors, to change, amend, modify or terminate this Plan (or any portion thereof) at any time; provided that no such change, amendment, modification or termination shall be made without stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory status or requirement for which or with which the Board of Directors deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary


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herein, the Committee may amend this Plan in such manner as may be necessary so as to have this Plan conform with local rules and regulations in any jurisdiction outside the United States. Neither the termination of this Plan (or any portion thereof) nor any change, amendment or modification shall have the effect of changing, amending, modifying or terminating in any way any Option which has been granted under this Plan prior to the effective date of any such change, amendment, modification or termination of this Plan.

     (b) Subject to the terms of this Plan and applicable law, the Committee may waive any conditions or rights under or change, amend, modify or terminate any Option theretofore granted, prospectively or retroactively.

     (c) The Board shall not amend this Plan to increase the maximum shares authorized by Section 5.03(a) without stockholder approval, other than as set forth in Article 7.

     Section 8.02. Compliance with Securities Laws. Options shall not be granted, and shares of Stock shall not be issued, unless in the discretion of the Committee all such grants and issuances shall comply with all relevant provisions of federal and state laws, including the Securities Act, the Exchange Act and the requirements of any interdealer quotation system or stock exchange upon which the Stock may then be quoted or listed. The Company may require Optionees to deliver representations, agreements and other documents at the time of exercise of Options, necessary to comply with any such laws, regulations and other requirements.

     Section 8.03. Legends. In the event the offer and sale of the Stock issued pursuant to this Plan has not been registered under the Securities Act, a legend shall be placed on any certificates representing such Stock stating that such shares have not been so registered and that the resale thereof is restricted.

     Section 8.04. No Contract of Employment Intended. Nothing in this Plan or in any Option granted pursuant to this Plan shall confer upon any Participant any right to continue in the employ or other service of the Company or an Affiliate or interfere in any way with the right of the Company or such Affiliate to terminate such Participant's employment or service at any time.

     Section 8.05. Withholding. The Company shall be authorized to withhold any withholding taxes due in respect of an Option, its exercise, or any payment or transfer under such Option or under this Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

     Section 8.06. Non-exclusivity. Nothing contained in this Plan or in an Option shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.


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     Section 8.07. Severability. If any provision of this Plan or any Option is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Option, or would disqualify this Plan or any Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan or the Option, such provision shall be stricken as to such jurisdiction, person or Option, and the remainder of this Plan and any such Option shall remain in full force and effect.

     Section 8.08. No Trust; Unsecured Status. Neither this Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and an Optionee or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Option, such right shall be no greater than the right of any unsecured general creditor of the Company.

     Section 8.09. No Fractional Shares. No fractional shares shall be issued or delivered pursuant to this Plan or any Option, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

     Section 8.10. Headings Not Controlling. The titles to articles and the headings of sections in this Plan are placed herein for convenience of reference only and, in the case of any conflict, the text of this Plan rather than such titles or headings shall control.

     Section 8.11. Effective Date. This Plan shall be effective as of October 25, 2001.


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